Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

April 1, 2004

Cutera, Inc.

3240 Bayshore Boulevard

Brisbane, CA 94005

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on April 1, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 5,923,321 shares of your Common Stock, par value $0.001 per share (the “Shares”), (i) 3,833,917 shares of which are subject to currently outstanding options under the 1998 Stock Plan, (ii) 1,889,404 shares of which are to be issued pursuant to options under the 2004 Equity Incentive Plan and (iii) 200,000 shares of which are to be issued pursuant to the 2004 Employee Stock Purchase Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

/s/    Wilson Sonsini Goodrich & Rosati